SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

Hecla Mining Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

EXPLANATORY NOTE

This Amendment No. 1 to Schedule 14A (“Amendment No. 1”) is being filed to amend Hecla Mining Company’s definitive proxy statement for its 2011 annual meeting of stockholders (“Proxy Statement”), which was filed with the Securities and Exchange Commission on March 25, 2011, in order to correct the statement on page 5 under “Votes Required for the Proposals – Proposal 2 – Advisory Vote on Executive Compensation” regarding the effect of broker non-votes will have on the proposal.  The treatment of broker non-votes for Proposal 2 was incorrectly stated as having the effect of a vote against the proposal.  Under Delaware law, broker non-votes will have no effect on the outcome of Proposal 2.

This Amendment No. 1 to Schedule 14A amends only the item of the Proxy Statement as specified above and amends that item solely to reflect the changes described above.  There are no other changes to the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on May 3, 2011:

This Amendment No. 1, the Proxy Statement, a sample of the form of proxy card sent or given to shareholders by Hecla Mining Company, and the 2010 Annual Report to Shareholders
are available at http://www.hecla-mining.com